Exhibit 99.1

Contacts:	For Media:	John Calagna
(212) 578-6252

	For Investors:	Edward Spehar
(212) 578-7888

EDWARD J. KELLY, III, NAMED TO METLIFE’S BOARD OF DIRECTORS

NEW YORK, Feb. 24, 2015 – MetLife, Inc. (NYSE: MET) today announced that Edward J. Kelly, III, has been elected to its board of directors, effective today.

“I am pleased to welcome Ned to MetLife’s board of directors,” said Steven A. Kandarian, chairman, president and chief executive officer of MetLife, Inc. “He is a seasoned leader who brings nearly four decades of global financial services experience to MetLife. We look forward to drawing on his extensive skills and expertise that will be an asset to the company and our shareholders.”

Kelly most recently served as chairman of the institutional clients group at Citigroup Inc. He joined Citigroup in 2008, holding various executive positions including chairman of global banking, vice chairman, and chief financial officer. Prior to joining Citigroup, Kelly held leadership roles at The Carlyle Group, The PNC Financial Services Group, Inc., Mercantile Bankshares Corp., and JPMorgan Chase & Co. He was also a former partner at Davis Polk & Wardwell LLP, an international law firm.

Kelly is currently a director at CSX Corporation and XL Group plc, and previously served on public company boards including The Hartford Financial Services Group, Inc., The Hershey Company, Paris Re Holdings Ltd., Axis Capital Holdings Limited, Constellation Energy Group (now a subsidiary of Exelon Corporation) and CIT Group Inc. In addition, he has served on the boards of New York City Ballet, Securities Industry and Financial Markets Association, the University of Virginia Law School Foundation, Johns Hopkins University, Johns Hopkins School of Medicine, Baltimore Symphony Orchestra and Baltimore Museum of Art.

Kelly received his Bachelor of Arts degree in English from Princeton University and his Juris Doctor degree from the University Virginia School of Law.

With the addition of Kelly, the MetLife board is now comprised of 13 directors, 12 of whom are independent.

About MetLife

MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the largest life insurance companies in the world. Founded in 1868, MetLife is a global provider of life insurance, annuities, employee benefits and asset management. Serving approximately 100 million customers, MetLife has operations in nearly 50 countries and holds leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.

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